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Exhibit 99.1

                         STATEFED FINANCIAL CORPORATION
                             13523 UNIVERSITY AVENUE
                                CLIVE, IOWA 50325

FOR IMMEDIATE RELEASE
---------------------
August 28, 2002
                                                  FOR MORE INFORMATION, CONTACT:
                                          RANDALL C. BRAY, Chairman of the Board
                                                                    515-252-0813


                   STATEFED FINANCIAL CORP. ANNOUNCES FISCAL-
                     YEAR 2002 AND FOURTH QUARTER RESULTS;
                               DIVIDEND DECLARED

 DES MOINES, IOWA (NASDAQ: "SFFC") -- STATEFED FINANCIAL CORPORATION, the parent company of STATE FEDERAL BANK, today reported fiscal year earnings and quarterly results. Net income for the fiscal year ending June 30, 2002, totaled $530,820 yielding basic earnings per share of $0.42 compared with $0.45 for fiscal year 2001. Diluted earnings per share amounted to $0.41, compared with $0.44 for fiscal 2001.

         StateFed reported a loss of $56,470 for the fourth quarter of fiscal year 2002 or a per share loss of $.04 on both a basic and diluted basis, compared to a profit of $.05 per share for the same quarter of fiscal 2001. The quarterly loss reflects several factors including substantially increasing the provision for loan losses and a write-down in value associated with the company's former downtown headquarters building. The increased loan loss provision was made in response to three large commercial credits identified in the third quarter as presenting probable losses. These credits are in the hospitality industry, which has been impacted the events of Sept. 11, 2001, and a decline in the economy. For fiscal year 2002, StateFed reserved $566,000, more than three times the fiscal year 2001 provision of $151,000, and the Company's reserves to total assets ratio was 0.96 percent at the close of the fiscal year compared with one year earlier when it stood at 0.36 percent. Other factors impacting fourth quarter operations were increases in salaries and benefits as well as occupancy and equipment. The company's capital position remains strong with the capacity for solid growth.

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NEW STRATEGIC PLAN

         Late in fiscal year 2001, StateFed's board of directors initiated the formulation of a new strategic business plan intended to allow State Federal to grow and perform in a manner consistent with the expectations of the company's shareholders. In addition to electing RANDALL C. BRAY to the post of chairman, the board approved a new structure for the executive team including the recruitment of a senior sales and retailing officer, a senior lending officer and a strategic planning and financial manager.

                                     -more-

         "We've spent considerable time during the past year implementing a strategic plan that called for the revamping and restructuring of every facet of the bank," said Bray. "In the process, we re-engineered all of our lending policies, procedures and functions. Such sweeping initiatives are not completed overnight. We added core competencies in order to heighten our loan production, update and improve our financial management systems, expand and enhance our underwriting and increase our presence in the market."


INCREASING DEPOSITS, DECREASING INTEREST COST

          The company made significant progress toward achieving key initiatives including lowering interest expense and increasing deposits. Net interest income trended higher in the fourth quarter of 2002, increasing 10 percent to $816,790 compared to $742,910 for the same period in fiscal year 2001. The improvement stemmed primarily from lower interest expense. In fact, interest expense dropped by 32 percent during the fourth quarter and by 19 percent during the fiscal year, primarily as a result of lower cost deposits and a 52-percent decline in advances from the Federal Home Loan Bank. From June 30, 2001 to June 30, 2002, deposits increased by $3.9 million, or 6.2 percent from $63.0 million to $66.9 million.

         Reflecting the lowest interest rate environment in 32 years as well as State Federal's reduced level of loans, total interest income decreased for the fiscal year and the quarter by 13 percent and 16 percent, respectively. From June 30, 2001 to June 30, 2002, net loans receivable decreased by $3.1 million or 3.5 percent from $87.9 million to $84.8 million. By the end of the fourth fiscal quarter, however, the hiring of additional experienced lending and underwriting personnel as well as the implementation of new policies and procedures helped to reverse the company's yearlong trend of declining loan balances. In order to expand its lending product lines, StateFed became an approved lender for several national secondary markets, including Fannie Mae and the Federal Home Loan Bank.

         "Even though the industry is seeing record loan applications in response to rates hovering at a three-decade low, we spent a good share of fiscal 2002 addressing internal

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mechanisms and issues," Bray explained. "We now have the right people, the right systems and the right products in place to focus on loan production."

         For the fiscal year non-interest income rose 112 percent to $1.2 million compared with $563,000 for 2001. The sale of the company's apartment complexes, booked in the second quarter of fiscal 2002, constituted the largest share of this increase. Total non-interest expenses increased as well, rising 39 percent to $926,000 for the quarter and up 14 percent for the fiscal year to $3.0 million. The most significant increases were attributable to increased expenses for occupancy and equipment, salaries and benefits, and data processing. The company also took a charge of $158,000 to reflect the move from a building owned by the company in downtown Des Moines to a leased space with greater visibility and traffic flow in the EMC building. The company now accounts for the former headquarters building as real estate held for sale and is actively marketing the facility.

                                     -more-

MAXIMIZING CUSTOMER REACH

         "As part of our strategic initiatives, we sought to maximize the convenience, customer reach and appeal of our offices," Bray said. "Our former downtown headquarters offered no opportunity for expansion or improvement. In moving to a new location at the end of the third fiscal quarter, we heightened the awareness of the bank for existing and potential customers, and experienced a significant increase in new transaction account activity."

         In fact, State Federal's new downtown office realized a 238 percent increase in new transaction accounts during the fourth quarter fiscal year.

         "It's a matter of being where the customers are," Bray said. "To compete as a community bank, we need to be where our customers can access us. In this effort, we are working with other businesses to see how we can work together in complementary locations."

         Total assets declined from fiscal year 2001 levels of $107.5 million to $96.3 million at the end of fiscal year 2002, while stockholders' equity after payment of dividends grew $108,000 from $14.1 million to $14.2 million.

         In April 2002, StateFed announced a program to repurchase up to 5 percent of its outstanding common stock, or 64,000 shares. As of the end of fiscal 2002, the company had repurchased 8,000 shares. The program has had no material impact on earnings.

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DIVIDEND DECLARED

         The board of directors has declared a dividend of $0.10 (10 cents) per share. The dividend will be payable on October 4, 2002 to shareholders of record on September 30, 2002.

         When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims, any obligations to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

                                      -30-

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                                         STATEFED FINANCIAL CORPORATION
                                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                        JUNE 30, 2002 AND JUNE 30, 2001


                        ASSETS                                          (UNAUDITED)
                                                                       JUNE 30, 2002             JUNE 30, 2001
Cash and amounts due from depository institutions                     $    3,114,680          $       7,278,550
Investments in certificates of deposit                                        99,000                    297,270
Investment securities held-for-sale                                        1,323,920                  1,924,860
Loans receivable, net                                                     84,771,510                 87,898,940
Real estate held for sale, net                                               540,500                  2,106,440
Property acquired in settlement of loans                                     364,620                  1,320,460
Office property and equipment, net                                         3,405,720                  3,947,620
Federal Home Loan Bank stock, at cost                                      1,762,200                  1,762,200
Accrued interest receivable                                                  572,420                    630,170
Other assets                                                                 308,630                    382,930
                                                                      --------------          -----------------

     TOTAL ASSETS                                                     $   96,263,200          $     107,549,440
                                                                      ==============          =================

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                              $   66,901,150          $      62,987,500
Advances from Federal Home Loan Bank                                      14,000,000                 29,185,150
Advances from borrowers for taxes and insurance                              351,420                    395,030
Accrued interest payable                                                     174,920                    170,860
Dividends payable                                                            127,890                    127,630
Income taxes:current and deferred                                            163,180                    203,540
Other liabilities                                                            349,060                    392,060
                                                                      --------------          -----------------

     TOTAL LIABILITIES                                                    82,067,620                 93,461,770
                                                                      --------------          -----------------

Stockholders' equity:
Common stock                                                          $       17,810          $          17,810
Additional paid-in capital                                                 8,527,870                  8,522,360
Unearned compensation - restricted stock awards                              (85,560)                  (143,870)
Unrealized gain on investments                                                27,520                     25,350
Treasury stock                                                            (5,172,470)                (5,195,830)
Retained earnings - substantially restricted                              10,880,410                 10,861,850
                                                                      --------------          -----------------

     TOTAL STOCKHOLDERS' EQUITY                                           14,195,580                 14,087,670
                                                                      --------------          -----------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $   96,263,200          $     107,549,440
                                                                      ==============          =================

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                                         STATEFED FINANCIAL CORPORATION
                                      CONSOLIDATED STATEMENTS OF OPERATION
                 FOR THE THREE AND TWELVE MONTH PERIODS ENDING JUNE 30, 2002 AND JUNE 30, 2001

                                                                THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                                     JUNE 30                         JUNE 30
                                                                   (UNAUDITED)                     (UNAUDITED)
                                                         -------------    -------------    -------------    -------------
                                                             2002             2001              2002             2001
                                                         =============    =============    =============    =============
Interest Income:
Loans                                                    $   1,646,010    $   1,902,660    $   6,937,020    $   7,842,290
Investments                                                     32,900           53,140          172,870          226,710
Other                                                            1,560           49,450           65,300          162,060
                                                         -------------    -------------    -------------    -------------
   Total interest income                                     1,680,470        2,005,250        7,175,190        8,231,060

Interest Expense:
Deposits                                                       668,530          825,050        3,059,880        3,055,790
Borrowings                                                     195,150          437,290          976,760        1,905,470
                                                         -------------    -------------    -------------    -------------
   Total interest expense                                      863,680        1,262,340        4,036,640        4,961,260

Net interest Income                                            816,790          742,910        3,138,550        3,269,800
Provision for loan losses                                      180,160          118,000          565,660          151,000
                                                         -------------    -------------    -------------    -------------

Net interest income after
 provision for loan losses                                     636,630          624,910        2,572,890        3,118,800

Non-interest Income:
Real estate operations                                           5,270          127,550          247,000          518,720
Gain (Loss) on sale of investments                             106,740           (5,200)         112,890          (95,880)
Gain on sale of real estate, net                                (3,780)          18,380          634,660           26,230
Other                                                           59,350           26,850          196,350          113,800
                                                         -------------    -------------    -------------    -------------
   Total non-interest income                                   167,580          167,580        1,190,900          562,870

Non-interest expense:
Salaries and benefits                                          362,710          293,410        1,369,300        1,287,060
Real estate operations                                          19,320           97,400          183,740          321,670
Occupancy and equipment                                        168,360          108,520          429,380          245,830
FDIC Premiums                                                   11,200            9,980           44,390           38,570
Data processing                                                 40,720           36,180          144,750          128,430
Provision for loss on assets held for sale                     157,890                -          157,890                -
Other                                                          165,690          120,630          714,210          640,330
                                                         -------------    -------------    -------------    -------------
   Total non-interest expense                                  925,890          666,120        3,043,660        2,661,890
                                                         -------------    -------------    -------------    -------------

Income before income taxes                                    (121,680)         126,370          720,130        1,019,780

Income tax expense (benefit)                                   (65,210)          59,240          189,310          356,460
                                                         -------------    -------------    -------------    -------------
Net income                                               $     (56,470)   $      67,130    $     530,820    $     663,320
                                                         =============    =============    =============    =============

Basic earnings per share                                 $       (0.04)   $        0.05    $        0.42    $        0.45
Diluted earnings per share                               $       (0.04)   $        0.05    $        0.41    $        0.44
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